EXHIBIT 23.2

February 24, 2012

Helix Energy Solutions Group, Inc.
400 North Sam Houston Parkway East
Suite 400
Houston, Texas  77060

Re:         Helix Energy Solutions Group, Inc.
        Securities and Exchange Commission
   Form 10-K
   Consent Letter

Gentlemen:

The firm of Huddleston & Co., Inc. consents to (a) the use of our audit report letter dated February 2, 2012 relating to the proved reserves of oil and gas attributable to Energy Resource Technology GOM, Inc. as of December 31, 2011 and (b) the naming of us as experts in the Annual Report of Helix Energy Solutions Group, Inc. on Form 10-K to be filed with the Securities and Exchange Commission.

Huddleston & Co., Inc. has no interests in Helix Energy Solutions Group, Inc. or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Helix Energy Solutions Group, Inc. We are not employed by Helix Energy Solutions Group, Inc. on a contingent basis.

          Very truly yours,

          HUDDLESTON & CO., INC.
          Texas Registered Engineering Firm F-1024

          By:      /s/ Peter D. Huddleston, P.E.
          Name: Peter D. Huddleston, P.E.
          Title:           President